Exhibit 2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of May 5, 2022 (this “Agreement”), is by and between Gemcap Investment Funds (Ireland) PLC (“Seller”) and INSERT NAME (“Buyer” and, together with Seller, the “Parties”).

WHEREAS, in accordance with the trade entered into between Seller and Buyer on May 5, 2022 (the “Trade Date”), Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, INSERT NUMBER shares  of common stock (the “Shares”) of Trinity Place Holdings Inc (the “Company”), on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.        PURCHASE AND SALE OF THE SHARES

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell, transfer, assign and convey the Shares to Buyer, and, in consideration thereof, Buyer shall pay to Seller the amount set forth on Schedule I hereto (the “Purchase Price”), as payment in full for the Shares, in immediately available funds pursuant to Seller’s wire transfer instructions set forth on Schedule I hereto.  As used herein, the “Closing Date” means the date upon which the conditions of closing set forth in Section 5 hereof have been satisfied and/or waived.

2.        REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a)          Organization. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)         Authority and Enforceability.  Seller has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)         Title to Shares.   Seller has good, legal and valid title to the Shares, is the beneficial owner of the Shares.  The Shares are owned by Seller free and clear of any lien, pledge, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind (collectively, “Liens”).

(d)          Non-reliance.

(i)          Seller hereby represents and warrants to Buyer that Seller is a sophisticated seller of the Shares with sufficient knowledge and experience to properly evaluate the merits of the Transaction and that it is able to bear the risks associated therewith.  Seller hereby further represents and warrants to Buyer that the sale of the Shares is solely for its own account, has been duly authorized and is in full compliance with Seller’s policies and procedures and that it has independently and based on such information as it has deemed appropriate, made its own analysis and decision to sell the Shares to Buyer.

(ii)          Seller acknowledges that Buyer is a shareholder of the Company and1 President and CEO2, and Buyer may be in possession of material non-public information not known to Seller, including, without limitation, information received from the Company or other sources on a confidential basis and information received on a privileged basis from its attorneys and financial advisers (collectively the “Buyer’s Excluded Information”).  The Buyer’s Excluded Information may include, without limitation, information relating to the Company’s financial condition, future capital expenditures, financial prospects, projections (including historic and projected financial and other information), business strategies, negotiations, restructurings, financings, information received through officers and other directors of the Company or otherwise, which information Buyer has not disclosed to Seller.  Seller acknowledges the Buyer’s Excluded Information may be material to Seller’s decision to sell the Shares and Seller agrees to sell the Shares notwithstanding that it is aware that the Buyer’s Excluded Information exists and that Buyer has not disclosed such Buyer’s Excluded Information.  Seller represents that it has not requested the Buyer’s Excluded Information and agrees that Buyer shall not be obligated to disclose any Buyer’s Excluded Information or have any liability with respect to any such non-disclosure.

(e)        No Representations or Warranties. Except as explicitly set out in this Agreement, no representations or warranties have been made to Seller by Buyer, or by any agent, employee, director or affiliate of Buyer.

3.        REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Non-reliance.

(i)          Buyer hereby represents and warrants to Seller that it is a sophisticated purchaser of the Shares with sufficient knowledge to properly evaluate the merits of the Transaction and that it is able to bear the risks associated therewith.  Buyer hereby further represents and warrants to Seller that the purchase of the Shares is solely for its own account, has been duly authorized and is in full compliance with Buyer policies and procedures and that it has independently, and based on such information as it has deemed appropriate, made its own analysis and decision to purchase the Shares from Seller.

(ii)        Buyer acknowledges that Seller may be a shareholder of the Company and may have a representative that serves as a director of the Company, and Seller may be in possession of material non-public information not known to Buyer, including, without limitation, information received from the Company or other sources on a confidential basis and information received on a privileged basis from its attorneys and financial advisers (collectively the “Seller’s Excluded Information”).  The Seller’s Excluded Information may include, without limitation, information relating to the Company’s financial condition, future capital expenditures, financial prospects, projections (including historic and projected financial and other information), business strategies, negotiations, restructurings, financings, information received through officers and other directors of the Company or otherwise, which information Seller has not disclosed to Buyer.  Buyer acknowledges the Seller’s Excluded Information may be material to Buyer’s decision to purchase the Shares and Buyer agrees to purchase the Shares notwithstanding that it is aware that the Seller’s Excluded Information exists and that Seller has not disclosed such Seller’s Excluded Information.  Buyer represents that it has not requested the Seller’s Excluded Information and agrees that Seller shall not be obligated to disclose any Seller’s Excluded Information or have any liability with respect to any such non-disclosure.

1 Each buyer to confirm.
2 Insert title/position specific to such Buyer.

(b)          No Representations or Warranties. Except as explicitly set out in this Agreement, no representations or warranties have been made to Buyer by Seller, or by any agent, employee, director or affiliate of Seller.

4.        RELEASE

(a)         Release by Seller.  To the fullest extent permitted by law, Seller, and its successors and assigns, hereby irrevocably releases and waives any and all claims, rights, obligations, causes of action, proceedings, suits, judgments, liens and executions of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether known or unknown, directly, derivatively, representatively or in any other capacity, now or hereafter arising against the other based upon or relating to such non-disclosure of or failure to review the Buyer’s Excluded Information, and further covenants not to sue Buyer or any of its affiliates or any of its or their present and/or past officers, directors, employees, shareholders, members, managers, agents, representatives, controlling persons or advisors for any loss, damage, expense or liability arising from or relating to the sale of the Shares in the Transaction or the existence or substance of the Buyer’s Excluded Information.

(b)         Release by Buyer.  To the fullest extent permitted by law, Buyer, and its successors and assigns, hereby irrevocably releases and waives any and all claims, rights, obligations, causes of action, proceedings, suits, judgments, liens and executions of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether known or unknown, directly, derivatively, representatively or in any other capacity, now or hereafter arising against the other based upon or relating to such non-disclosure of or failure to review the Seller’s Excluded Information, and further covenants not to sue Seller or any of its affiliates or any of its or their present and/or past officers, directors, employees, shareholders, members, managers, agents, representatives, controlling persons or advisors for any loss, damage, expense or liability arising from or relating to the purchase of the Shares in the Transaction or the existence or substance of the Seller’s Excluded Information.

5.        CONDITIONS OF CLOSING

(a)         Conditions to Seller's Obligation to Transfer.The obligation of Seller hereunder to transfer the Shares to Buyer on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(i)           Buyer shall deliver to Seller this Agreement duly executed on behalf of Buyer.

(ii)         Seller shall have received written evidence (which may be via electronic mail), that the Shares have been transferred from Seller to Buyer on the books and records of the Company.

(b)         Conditions to Buyer’s Obligation to Pay Purchase Price.  The obligation of Buyer hereunder to pay the Purchase Price to Seller on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

(i)           Seller shall deliver to Buyer this Agreement duly executed on behalf of Seller.

(ii)         Buyer shall have received written evidence (which may be via electronic mail), that the Shares have been transferred from Seller to Buyer on the books and records of the Company.

6.        MISCELLANEOUS

(a)         Further Assurances.  Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement and the Transaction Documents.

(b)        Distributions.  If at any time after the Trade Date, Seller receives a Distribution, whether or not the Distribution is assignable, Seller shall on or after the Closing Date, deliver the Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution received by Seller before the Closing Date, in no event later than the Closing Date, and in the case of a cash Distribution received by Seller on or after the Closing Date, in no event later than five (5) business days after the date on which Seller receives the Distribution) to Buyer in the same form received (if practicable) and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), or assist Buyer to cause the Distribution to be registered in Buyer’s name, or such name as Buyer may direct in writing, and deliver securities or any non-cash Distribution to Buyer or to such entity as Buyer may direct as soon as practicable.  If Seller receives a Distribution after the Closing Date, Seller shall (i) accept and hold the Distribution (to the extent received by Seller) on behalf of and for the sole benefit of Buyer, and (ii) have no equitable or beneficial interest in the Distribution.

(c)      Survival.   All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder.

(d)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to any conflicts of law provision that would require the application of the laws of any other jurisdiction).   Each of Seller and Buyer irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it, and waives any objection that it may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over it.

(e)         Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(f)         Expenses.  Except as otherwise stated herein, each party will be responsible for its own costs and expenses in connection with the transactions contemplated by this Agreement.

(g)        Successors and Assigns.  This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the Parties.  In no event will either Party assign or transfer any of its rights or obligations hereunder without the express prior written consent of the other Party.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h)        Entire Agreement; Amendment and Waiver.  This Agreement and the Transaction Documents constitute the entire understanding of the Parties with respect to the subject matter set forth herein and supersede all prior understandings between the Parties.  If there is any inconsistency or conflict between this Agreement and the Transaction Documents, the provisions of this Agreement shall govern and control. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the affected Party, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.  No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

(i)          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  Transmission by electronic mail of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.

(j)        Confidentiality.   Each of Seller and Buyer agrees that, without the prior consent of the other party, it shall not disclose the contents of this Agreement to any Person, except that any party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any Governmental Authority or self-regulatory entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Person or sanctions that may be imposed by any Governmental Authority, or (e) to its affiliates, directors, officers, employees, agents, advisors, counsel, accountants and auditors.

(k)        Severability of Provisions.  The invalidity or unenforceability of any particular provision of this Agreement, or any agreement or certificate entered into in connection with the transactions contemplated hereby, shall not affect the other provisions hereof or thereof, which shall continue in full force and effect.

(l)          Waiver of Jury Trial.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY

(m)          Notices.  All notices, requests, demands and other communications to any party (collectively, “Notices”) will be (i) in writing and delivered personally, by overnight courier or by registered mail to the parties at the addresses set forth on Schedule II hereto or (ii) sent by electronic mail to the email addresses set forth on Schedule II hereto (or at such other address or email address as will be specified by a party by like Notice given at least five calendar days prior thereto).  All Notices will be deemed delivered when actually received.

(n)          Counsel.  Each Party acknowledges that it has been, or has had the opportunity, to be advised and represented by counsel in connection with the negotiation, execution and delivery of this Agreement.

(signatures on following page)

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

SELLER:

Third Avenue Management LLC
On behalf of:
Gemcap Investment Funds (Ireland) LLC- Third Avenue Real Estate Value Fund

By:

Name: Mark Aaron
Title: Chief Operating Officer

BUYER:

By:
Name: INSERT NAME

Schedule I

Purchase Price

Number of Shares:	INSERT NUMBER
Purchase Price per Share:	$1.10
Total Purchase Price:	INSERT TOTAL PURCHASE PRICE

Seller’s Wire Instructions

Buyer’s Wire Instructions

INSERT INSTRUCTIONS

Schedule II

Notice Information

Seller

Contact Information
INSERT CONTACT INFORMATION

Buyer

Contact Information

INSERT CONTACT INFORMATION